     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       AMERICAN HOME PRODUCTS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2834                            13-2526821
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
        OF INCORPORATION)             CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940
                                 (973) 660-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              LOUIS L. HOYNES, JR.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940
                                 (973) 660-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                JEFFREY S. SHERMAN                                D. RHETT BRANDON, ESQ.
                 WILLIAM M. HASKEL                              SIMPSON THACHER & BARTLETT
        AMERICAN HOME PRODUCTS CORPORATION                         425 LEXINGTON AVENUE
                FIVE GIRALDA FARMS                                  NEW YORK, NY 10017
             MADISON, NEW JERSEY 07940                                (212) 455-2000
                  (973) 660-5000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM           PROPOSED
     TITLE OF EACH CLASS OF             AMOUNT TO BE          OFFERING PRICE       MAXIMUM AGGREGATE          AMOUNT OF
   SECURITIES TO BE REGISTERED           REGISTERED            PER UNIT(1)           OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
5 7/8% Notes due 2004............      $  500,000,000              100%              $  500,000,000            $125,000
------------------------------------------------------------------------------------------------------------------------------
6 1/4% Notes due 2006............      $1,000,000,000              100%              $1,000,000,000            $250,000
------------------------------------------------------------------------------------------------------------------------------
6.70% Notes due 2011.............      $1,500,000,000              100%              $1,500,000,000            $375,000
------------------------------------------------------------------------------------------------------------------------------
Total............................      $3,000,000,000                                $3,000,000,000            $750,000
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to completion, dated April 27, 2001
PROSPECTUS

                                 $3,000,000,000

                       AMERICAN HOME PRODUCTS CORPORATION
      OFFER TO EXCHANGE ALL OUTSTANDING $500,000,000 5 7/8% NOTES DUE 2004

                                      FOR

                       $500,000,000 5 7/8% NOTES DUE 2004
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

     OFFER TO EXCHANGE ALL OUTSTANDING $1,000,000,000 6 1/4% NOTES DUE 2006

                                      FOR

                      $1,000,000,000 6 1/4% NOTES DUE 2006
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                      AND

     OFFER TO EXCHANGE ALL OUTSTANDING $1,500,000,000 6.70% NOTES DUE 2011

                                      FOR

                      $1,500,000,000 6.70% NOTES DUE 2011
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER

     We are offering to exchange each series of our outstanding notes described above for the new notes described above. The terms of each series of the new notes are identical in all material respects to the terms of the series of outstanding notes to be exchanged, except that the new notes will be registered and, accordingly, will not contain terms with respect to transfer restrictions and special interest payments for our failure to timely commence and complete the exchange. In this document, we refer to our outstanding notes as the "outstanding notes" and our new notes as the "exchange notes".

     The exchange offer expires at 5:00 p.m., New York City time, on
            , 2001, unless extended. We do not currently intend to extend the expiration date.

     In the exchange offer, we will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of exchange notes and you may withdraw tenders of outstanding notes at any time before the exchange offer expires.

RESALES OF THE EXCHANGE NOTES

     You may sell the exchange notes in the over-the-counter market, in negotiated transactions or through a combination of those methods.
                            ------------------------
     PLEASE REFER TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS
            PROSPECTUS FOR CERTAIN RISKS RELATING TO THIS OFFERING.
                            ------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------
               The date of this prospectus is             , 2001

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    i
SUMMARY.....................................................    1
RISK FACTORS................................................    9
FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE............   10
USE OF PROCEEDS.............................................   10
RATIO OF EARNINGS TO FIXED CHARGES..........................   11
THE EXCHANGE OFFER..........................................   12
DESCRIPTION OF THE EXCHANGE NOTES...........................   21
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   33
PLAN OF DISTRIBUTION........................................   36
LEGAL MATTERS...............................................   36
EXPERTS.....................................................   36

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Washington, D.C., New York, New York, and Chicago, Illinois. For further information on the public reference rooms, please call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, our SEC filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate by reference into this prospectus the documents listed below and any future filings (including filings made after the date of this prospectus but prior to the termination of this exchange offer) made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the"Exchange Act"):

        - our Annual Report on Form 10-K for the year ended December 31, 2000;
          and

        - our Current Report on Form 8-K filed on April 26, 2001.

     You may obtain documents incorporated by reference in this prospectus at no cost by requesting them in writing from us at the following address:

                               Investor Relations
                       American Home Products Corporation
                               Five Giralda Farms
                           Madison, New Jersey 07940
                              Tel: (973) 660-5000

     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Uniform Securities Act with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                                    SUMMARY

     This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. To understand this exchange offer, you should read the entire prospectus and the documents incorporated by reference before making an investment decision.

                       AMERICAN HOME PRODUCTS CORPORATION

     We are one of the world's largest research-based pharmaceutical and health care products companies. We are a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. We are also a global leader in vaccines, biotechnology and animal health care.

     We specialize in therapy areas of critical need, including women's health, cardiovascular diseases, gastrointestinal diseases, infectious diseases, transplantation and immunology, hemophilia, oncology, vaccines and neuroscience. Our research and development utilizes three discovery platforms: small molecules, vaccines and recombinant proteins.

     Our pharmaceuticals segment manufactures, distributes, and sells branded and generic human ethical pharmaceuticals, biologicals, nutritionals and animal biologicals and pharmaceuticals. These products are promoted and sold worldwide primarily to wholesalers, pharmacies, hospitals, physicians, retailers, veterinarians and other human and animal health care institutions. Some of these sales are made to large buying groups representing certain of these customers. Principal product categories for human use and their respective products are: women's health care products including Premarin, Prempro, Premphase, Alesse, Lo/Ovral (marketed as Min-Ovral internationally) and Triphasil (marketed as Trinordiol internationally); infant nutritionals including S26 and 2nd Age Promil (international markets only); cardiovascular products including Altace (which is co-promoted under an agreement with King Pharmaceuticals), Cordarone and Ziac; neuroscience therapies including Effexor XR, Effexor and Ativan; gastroenterology drugs including Protonix (U.S. markets only) and Zoton (international markets only); anti-infectives including Minocin and Zosyn (marketed as Tazocin internationally); vaccines including Prevnar; biopharmaceuticals including BeneFIX coagulation factor IX (recombinant) and bulk factor VIII (recombinant); oncology therapies; musculoskeletal therapies including Enbrel (which is co-promoted under an agreement with Immunex Corporation), Synvisc and Lodine XL; and transplantation products. Principal animal health product categories include vaccines, pharmaceuticals, endectocides and growth implants.

     Our consumer health care segment manufactures, distributes and sells over-the-counter health care products. Principal consumer health care product categories and their respective products are analgesics including Advil; cough/cold/allergy remedies including Robitussin and Dimetapp; nutritional supplements including Centrum, Caltrate and Solgar products; and lipbalm, hemorrhoidal, and asthma relief items.

     We are incorporated in the State of Delaware, and the address of our principal offices is Five Giralda Farms, Madison, New Jersey 07940. Our telephone number is 973-660-5000. You may visit us at our web site located at www.ahp.com. The information contained in our web site has not been, and shall not be deemed to be, incorporated by reference into this prospectus.

                               THE EXCHANGE OFFER

     On March 30, 2001, we completed the private offering of the outstanding notes. In connection with that offering, we entered into a registration rights agreement with the initial purchasers in the private offering. In that agreement, we agreed to deliver to you this prospectus, and we agreed to complete the exchange offer within 210 days after the date of the original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which have identical terms in all material respects with the outstanding notes which you tender except that:

     - the exchange notes have been registered under the Securities Act and are freely tradeable; and

     - the special interest which would be payable on the outstanding notes in specified circumstances relating to our failure to timely commence and complete this exchange offer is no longer applicable.

     The following section summarizes the terms of the exchange offer:

The exchange offer............   To the holders of the outstanding notes, we are
                                 offering to exchange up to:

                                 - $500,000,000 aggregate principal amount of
                                   exchange notes due 2004 for up to the same amount of outstanding notes due 2004;

                                 - $1,000,000,000 aggregate principal amount of
                                   exchange notes due 2006 for up to the same amount of outstanding notes due 2006; and

                                 - $1,500,000,000 aggregate principal amount of
                                   exchange notes due 2011 for up to the same amount of outstanding notes due 2011.

                                 You may exchange outstanding notes only in amounts which are multiples of $1,000.

Resales.......................   Based on an interpretation by the staff of the
                                 SEC outlined in a series of no-action letters issued to third parties, including Exxon
                                 Capital Holdings Corporation and Morgan Stanley
                                 & Co. Incorporated, we believe that you may offer the exchange notes for resale and resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act, as long as you:

                                 - are acquiring the exchange notes in the
                                   ordinary course of your business; and

                                 - have not engaged in, do not intend to engage
                                   in and have no arrangement or understanding with any person to participate in a distribution of the exchange notes.

                                 However, you may not rely on the previous paragraph and must comply with the registration and prospectus delivery provisions of the Securities Act if you:

                                 - are an affiliate of ours within the meaning
                                   of Rule 405 under the Securities Act;

                                 - do not acquire exchange notes in the ordinary
                                   course of your business; or

                                 - tender in the exchange offer with the
                                   intention to participate or for the purpose of participating in a distribution of exchange notes.

Expiration....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on             , 2001, or
                                 on a later date and time if we decide to extend the exchange offer. We refer to the date on which the exchange offer will expire as the "expiration date."

Withdrawal of tenders.........   You may withdraw any outstanding notes that you
                                 tender in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return without expense to you any outstanding notes not accepted for exchange for any reason promptly after the expiration or termination of the exchange offer.

Certain conditions to the
exchange offer................   The exchange offer is subject to customary
                                 conditions, which we may waive. Please read the section "The Exchange Offer -- Certain
                                 Conditions to the Exchange Offer" on page 14.

Procedures for tendering
outstanding notes.............   If you wish to accept the exchange offer, you
                                 must:

                                 - complete, sign and date the accompanying
                                   letter of transmittal or a facsimile of that letter according to the instructions contained in this prospectus and that letter;

                                 - mail or otherwise deliver the letter of
                                   transmittal or a facsimile of that letter, together with the outstanding notes and any other required documents, to the exchange agent at the address indicated on the cover page of the letter of transmittal; or

                                 - if you hold outstanding notes through The
                                   Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will tender your outstanding notes and agree to be bound by the letter of transmittal.

                                 By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange notes that you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in a distribution of the exchange notes;

                                 - if you are a broker-dealer that will receive
                                   exchange notes for your own account in
                                   exchange for outstanding notes that you
                                   acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

                                 - you are not an affiliate of ours within the
                                   meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special procedures for
beneficial owners.............   If you are a beneficial owner of outstanding
                                 notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal, you must either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered owner. However, the transfer of registered ownership may take considerable time, and you may not be able to complete it before the expiration date.

Guaranteed delivery
procedures....................   If you wish to tender your outstanding notes
                                 and (1) your outstanding notes are not
                                 immediately available or (2) you cannot deliver your outstanding notes, the letter of transmittal or any other document required by the letter of transmittal or (3) you are unable to comply with the applicable procedures under DTC's Automated Tender Offer Program before the expiration date, you must tender your outstanding notes under the guaranteed delivery procedures outlined in this prospectus under "The Exchange Offer -- Guaranteed Delivery
                                 Procedures" on page 17.

Effect on outstanding notes...   If you fail to tender your outstanding notes in
                                 the exchange offer, you will continue to hold outstanding notes and you will be entitled to all the rights and limitations applicable to such outstanding notes in the registration rights agreement and the indenture, except for the rights under the registration rights agreement that by their terms terminate when the exchange offer is completed.

Some adverse consequences of
failure to exchange...........   We expect that a substantial portion of the
                                 outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market for the outstanding notes will be adversely affected.

                                 If you fail to tender your outstanding notes in the exchange offer, your notes will continue to be subject to the transfer restrictions outlined in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

                                 We do not intend to register any outstanding notes under the Securities Act other than in the exchange offer or as otherwise may be required under the registration rights agreement.

Certain income tax
considerations................   The exchange of outstanding notes for exchange
                                 notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

Use of proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes in the exchange offer.

Exchange agent................   The exchange agent for the exchange offer will
                                 be The Chase Manhattan Bank. You may find the exchange agent's address and telephone number in "The Exchange Offer -- Exchange Agent" on page 19.

                               THE EXCHANGE NOTES

Issuer........................   American Home Products Corporation, a Delaware
                                 corporation

Securities offered............   $3,000,000,000 aggregate principal amount of
                                 exchange notes, which we will issue in three series:

                                 - $500,000,000 5 7/8% notes due 2004 ("2004
                                   Exchange Notes");

                                 - $1,000,000,000 6 1/4% notes due 2006 ("2006
                                   Exchange Notes"); and

                                 - $1,500,000,000 6.70% notes due 2011 ("2011
                                   Exchange Notes").

Maturity......................   The 2004 Exchange Notes will mature on March
                                 15, 2004, the 2006 Exchange Notes will mature on March 15, 2006 and the 2011 Exchange Notes will mature on March 15, 2011.

Interest......................   The 2004 Exchange Notes will bear interest at
                                 the rate of 5 7/8% per year. The 2006 Exchange
                                 Notes will bear interest at the rate of 6 1/4% per year. The 2011 Exchange Notes will bear interest at the rate of 6.70% per year. Each of these interest rates may be adjusted as described under the heading "Description of the Exchange Notes -- Interest Rate Adjustment" on page 22 of this document. We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2001.

Ranking.......................   The exchange notes are unsecured and rank
                                 equally with all our other senior unsecured and unsubordinated debt.

Optional redemption...........   We may redeem the 2006 Exchange Notes and the
                                 2011 Exchanges Notes in whole at any time or in part from time to time at the redemption prices described under the heading "Description of the Exchange Notes -- Optional Redemption" on page
                                 23 of this document.

Certain covenants.............   The Indenture will, among other things,
                                 restrict our ability and the ability of certain of our subsidiaries to:

                                 - use assets as security in other transactions;

                                 - enter into certain sale and lease-back
                                   transactions; and;

                                 - merge, consolidate or sell assets.

                                 These covenants will be subject to a number of important exceptions. For more details, see "Description of the Exchange Notes."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The table below shows the selected historical financial information for American Home Products Corporation. This information has been prepared using the consolidated financial statements of American Home Products Corporation for each of the fiscal years in the period from January 1, 1996 to December 31, 2000. The selected historical financial information as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants, which are incorporated by reference in this prospectus.

     In reading the following selected historical financial information, please note the following:

     - In October 2000, we increased our ownership in Immunex Corporation from approximately 53% to approximately 55% by converting a $450 million convertible subordinated note into 15,544,041 newly issued shares of common stock of Immunex. In November 2000, through a public equity offering, we sold 60.5 million shares of Immunex common stock. Proceeds to us were approximately $2.405 billion resulting in a pre-tax gain on the sale of $2.061 billion. The public equity offering reduced our ownership in Immunex from approximately 55% to approximately 41%, which represented the ownership at December 31, 2000. As a result of the reduction in ownership below 50%, we included the financial results of Immunex on an equity basis retroactive to January 1, 2000.

     - On March 20, 2000, we signed a definitive agreement with BASF Aktiengesellschaft to sell the Cyanamid Agricultural Products business which manufactures, distributes, and sells crop protection and pest control products worldwide. On June 30, 2000, the sale was completed and BASF paid us $3.8 billion in cash and assumed certain debt. We recorded an after-tax loss on the sale of this business of $1.573 billion and reflected this business as a discontinued operation in the 2000 first quarter. The loss on the sale was due primarily to a difference in the basis of the net assets sold for financial reporting purposes compared with our basis in such net assets for tax purposes. This difference related, for the most part, to goodwill which is not recognized for tax purposes. As a result, the transaction generated a taxable gain requiring the recording of a tax provision, in addition to a book loss related to a write-off of net assets in excess of the selling price.

     - In July 1998, we purchased the vitamin and nutritional supplement products business of Solgar Vitamin and Herb Company Inc. and its related affiliates for approximately $425 million in cash.

     - In February 1998, we sold the Sherwood-Davis & Geck medical devices business for approximately $1.770 billion. This transaction completed our exit from the medical devices business.

     - In December 1997, we sold the stock of Storz Instrument Company and affiliated companies, a global manufacturer and marketer of ophthalmic products, and certain assets related to the Storz business for approximately $380 million.

     - In February 1997, we purchased the worldwide animal health business of Solvay S.A. for approximately $460 million in cash.

     - In December 1996, we purchased the remaining equity interest in Genetics Institute, Inc., that we did not already own for approximately $1.279 billion in cash.

     - In November 1996, we sold a majority interest (80%) in the American Home Foods business for approximately $1.209 billion. During 1998 and 1997, we sold our remaining equity interest in International Home Foods, Inc., the successor to American Home Foods.

     - As a result of the sale of the Cyanamid Agricultural Products business on June 30, 2000, amounts for the years 1996 through 1999 were restated to reflect this business as a discontinued operation. For these periods, current assets include the net assets of the discontinued business held for sale related to the Cyanamid Agricultural Products business.

     - Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus for amounts related to gains on sales of business and Immunex common stock, termination fee, litigation charges, goodwill impairment and special charges for the years ended December 31, 2000, 1999 and 1998.

     - The weighted average common shares outstanding for diluted loss per share for 2000 and 1999 did not include common share equivalents, as the effect would have been antidilutive.

     - In the 2000 fourth quarter, the Company recorded an additional litigation charge of $7.5 billion related to the litigation brought against the Company regarding the use of the diet drugs Redux or Pondimin. The initial litigation charge of $4.75 billion was recorded in the 1999 third quarter. As a result of these litigation charges, current liabilities have increased substantially in 2000 and 1999 compared with prior years, and the ratio of current assets to current liabilities and average stockholders' equity has decreased substantially in 2000 and 1999 compared with prior years.

                       AMERICAN HOME PRODUCTS CORPORATION

                                                           YEARS ENDED DECEMBER 31,
                                      -------------------------------------------------------------------
                                         2000          1999          1998          1997          1996
                                      -----------   -----------   -----------   -----------   -----------
                                            (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF NET REVENUE AND EARNINGS
Net revenue.........................  $13,262,754   $11,881,196   $11,268,570   $12,076,621   $12,099,428
Income (loss) from continuing
  operations........................     (901,040)   (1,207,243)    2,152,344     1,747,638     1,651,617
Diluted earnings (loss) per share
  from continuing operations........        (0.69)        (0.92)         1.61          1.33          1.28
Dividends per common share..........       0.9200        0.9050        0.8700        0.8300        0.7825

YEAR-END FINANCIAL POSITION
Current assets......................  $10,180,811   $12,384,778   $10,698,188   $10,025,512   $10,310,256
Current liabilities.................    9,742,059     6,480,383     3,478,119     3,476,322     3,584,256
Ratio of current assets to current
  liabilities.......................         1.05          1.91          3.08          2.88          2.88
Total assets........................   21,092,466    23,123,756    20,224,231    19,851,517    19,924,666
Long-term debt......................    2,394,790     3,606,423     3,839,402     5,007,610     6,010,297
Average stockholders' equity........    4,516,420     7,914,772     8,895,024     7,568,672     6,252,545

STOCKHOLDERS -- OUTSTANDING SHARES
Number of common stockholders.......       58,355        62,482        65,124        64,313        67,545
Weighted average common shares
  outstanding used for diluted
  earnings per share calculation (in
  thousands)........................    1,306,474     1,308,876     1,336,641     1,312,975     1,287,790

EMPLOYMENT DATA
Number of employees at year end.....       48,036        46,815        47,446        54,921        54,194
Wages and salaries..................  $ 2,264,258   $ 2,032,431   $ 2,175,517   $ 2,428,518   $ 2,439,604
Benefits (including social security
  taxes)............................      602,816       593,222       577,930       619,528       614,179

                                  RISK FACTORS

     Before you participate in the exchange offer, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

RISK FACTORS RELATING TO THE EXCHANGE OFFER

IF YOU FAIL TO TENDER YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER, THEN THE LIQUIDITY OF THE MARKET FOR YOUR OUTSTANDING NOTES MAY BE SUBSTANTIALLY LIMITED.

     We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer and exchanged for exchange notes. When the exchange offer is completed, the amount of outstanding notes will be reduced by the amount of exchange notes that we will issue. Accordingly, we expect that the liquidity of the market for the outstanding notes after the exchange offer is completed will be substantially limited.

IF YOU FAIL TO EXCHANGE YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER, YOUR OUTSTANDING NOTES WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS.

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the transfer restrictions outlined in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This prospectus contains or incorporates by reference "forward-looking statements" as that term is used in federal securities laws about our financial condition, results of operations and business. These statements include, among others:

     - statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

     - statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

     These statements may be made expressly in this prospectus, or may be incorporated by reference to other documents filed with the Securities and Exchange Commission. You can identify many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements, including the risk and uncertainties of a research-based pharmaceutical and health-care company detailed in the documents filed with the SEC and incorporated by reference in this prospectus.

     Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the applicable document.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents our historical ratios of earnings to fixed charges for the periods indicated:

                                                          YEARS ENDED DECEMBER 31,
                                                    ------------------------------------
                                                    2000    1999    1998    1997    1996
                                                    ----    ----    ----    ----    ----
Ratio.............................................   **      *      9.3     5.6     5.0

     For purposes of this computation, earnings are defined as income (loss) from continuing operations before federal and foreign taxes plus fixed charges, minority interests, distributed equity income and amortization of capitalized interest, less equity income and capitalized interest. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs, capitalized interest and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.
---------------
 * The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 1999 is $403.7 million. Excluding the charge for the Redux and Pondimin diet drug litigation of $4,750.0 million, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

** The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 2000 is $324.9 million. Excluding the charge for the Redux and Pondimin diet drug litigation of $7,500.0 million, the gain on sale of Immunex common stock of $2,061.2 million and the Warner-Lambert Company termination fee of $1,709.4 million, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended December 31, 2000.

                               THE EXCHANGE OFFER

BACKGROUND OF THE EXCHANGE OFFER

     We have entered into a registration rights agreement with the initial purchasers of the outstanding notes. In that agreement we agreed, under specified circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the offer to be consummated within 210 days following the original issue of the outstanding notes on March 30, 2001. The exchange notes will have terms identical in all material respects to the terms of the tendered outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement.

     In addition, in the registration rights agreement we agreed that, under the circumstances outlined below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the shelf registration statement effective for up to two years after its effective date. These circumstances include:

     - if applicable law, SEC rules or regulations or any interpretations of those rules or regulations by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

     - if the exchange offer is not consummated within 210 days following the original issue of the outstanding notes;

     - if any initial purchaser of the outstanding notes requests a shelf registration statement within 90 days following the consummation of the exchange offer with respect to outstanding notes not eligible to be exchanged for exchange notes and held by the initial purchaser following the consummation of the exchange offer;

     - if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for outstanding notes (other than due solely to the holder being an affiliate of ours or a participating broker-dealer and not complying with the prospectus delivery requirements in the registration rights agreement); or

     - if we so elect.

     If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes. Please read the section captioned "Description of the Exchange Notes -- Exchange Offer; Registration Rights" on page 29 for more details regarding the registration rights agreement.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff outlined in no action letters issued to unrelated third parties, we believe that you may offer to resell, resell or otherwise transfer exchange notes issued in the exchange offer in exchange for outstanding notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

     - you acquire the exchange notes in the ordinary course of your business;
       and

     - you do not intend to participate in the distribution of the exchange notes.

     If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

     - cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     You may use this prospectus for an offer to resell, for the resale or for other transfer of exchange notes only as specifically provided in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" on page 36 for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     If you wish to exchange outstanding notes for exchange notes in the exchange offer, you will be required to make the following representations:

     - any exchange notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the exchange notes; and

     - you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act or, if you are an affiliate, you will comply with applicable registration and prospectus delivery requirements of the Securities Act.

     On the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes you surrender in the exchange offer. You may tender outstanding notes only in integral multiples of $1,000.

     The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes tendered for such exchange notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any special interest if we fail to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the tendered outstanding notes. We will issue the exchange notes under the same indenture that authorized the issuance of the outstanding notes, and the exchange notes will be entitled to the benefits of that indenture. Consequently, outstanding notes and exchange notes which have identical terms (except as described in the first sentence of this paragraph) will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Exchange Notes" on page 21.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $500,000,000 aggregate principal amount of the outstanding notes due 2004 are outstanding, $1,000,000,000 aggregate principal amount of the outstanding notes due 2006 are outstanding and $1,500,000,000 aggregate principal amount of the outstanding notes due 2011 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the registration rights agreement and the indenture relating to the outstanding notes.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to those holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Certain Conditions to the Exchange Offer."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than some applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 2001, unless we, in our sole discretion, extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately after the previously scheduled expiration date.

     Subject to the terms of the registration rights agreement, we reserve the right:

     - to delay accepting for exchange any outstanding notes;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions outlined below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     We will follow any delay in acceptance, extension, termination or amendment of the exchange offer as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

     During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if, in our reasonable judgment:

     - the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

     - the representations described in the first paragraph under "-- Terms of the Exchange Offer" on page 13 and "-- Procedures for Tendering" below; and

     - other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to that holder an appropriate form for registration of the exchange notes under the Securities Act.

     These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of any of those rights. Each of those rights will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes that have been tendered, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, you must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     In addition:

     - the exchange agent must receive prior to 5:00 p.m., New York City time, on the expiration date your outstanding notes along with the letter of transmittal; or

     - the exchange agent must receive prior to 5:00 p.m., New York City time, on the expiration date, a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

     - you must comply with the guaranteed delivery procedures described on page 17.

     The exchange agent must receive physical delivery of your letter of transmittal and other required documents at the address indicated under "-- Exchange Agent" on page 19 prior to 5:00 p.m., New York City time, on the expiration date.

     Your tender that is not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other documents required by the exchange agent are at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

     If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

     - make appropriate arrangements to register ownership of the outstanding notes in your name; or

     - obtain a properly completed bond power from the registered holder of the outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

     A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee signatures on a letter of transmittal or a notice of withdrawal described below, unless the outstanding notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this condition, those persons should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against the participant.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" at any time prior to 5:00 p.m., New York City time, on the expiration date.

     By signing the letter of transmittal, you, as a tendering holder of outstanding notes, will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

     - you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to 5:00 p.m., New York City time, on the expiration date, you may tender if:

     - you make the tender through an eligible institution;

     - before the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

      - indicating your name and address, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

      - stating that the tender is being made by those documents; and

      - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of that letter together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal or facsimile of that letter as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures outlined above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice -- which may be by telegram, telex, facsimile transmission or letter -- of withdrawal at one of the addresses indicated under "-- Exchange Agent" below; or

     - you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

     - where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, before the release of those certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

     If you have tendered outstanding notes under the procedure for book-entry transfer described above, any notice of withdrawal must be delivered to the exchange agent and must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

EXCHANGE AGENT

     We have appointed The Chase Manhattan Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For delivery by registered/certified mail, by hand or overnight courier:

The Chase Manhattan Bank
55 Water Street, Second Floor
Room 234- North Building
New York, New York 10041

By facsimile transmission (for eligible institutions only):

Facsimile: (212) 638-7380/7881

For information or confirmation by telephone:

Telephone: (212) 638-0459
Contact: Victor Matis

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS PROVIDED ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS PROVIDED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $1,000,000. They include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. You, as the tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If you do not submit satisfactory evidence of payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed to the tendering holder.

     Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

SOME ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE

     If you fail to exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the restrictions on transfer of your outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - cannot rely on the applicable interpretations of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The amount of outstanding notes after the exchange offer is complete will be reduced by the amount of outstanding notes that will be tendered and exchanged for exchange notes in the exchange offer. We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market for the outstanding notes will be adversely affected.

ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The following is a summary description of the exchange notes, which we refer to in this section as the "Exchange Notes". This section summarizes all of the material terms of the Exchange Notes, but it is not complete and is qualified by reference to all the provisions of the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. However, the description does provide an accurate summary of the material terms of the Exchange Notes.

     For purposes of this section, the term "Company" refers only American Home Products Corporation and not to any of its Subsidiaries.

GENERAL

     The 2004 Exchange Notes, 2006 Exchange Notes and 2011 Exchange Notes will each be issued as a separate series of debt securities ("Debt Securities") under a supplemental indenture (the "Supplemental Indenture") dated March 30, 2001 relating to an Indenture dated as of April 10, 1992, as amended on October 13, 1992 (as further amended or modified by the Supplemental Indenture, the "Indenture") between American Home Products Corporation (the "Company") and The Chase Manhattan Bank (successor to Manufacturers Hanover Trust Company) as trustee (the "Trustee"). Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. As of the date of this prospectus, the principal amount of Debt Securities outstanding under the Indenture is $4.5 billion, including the outstanding notes.

     The Exchange Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Exchange Notes are unsecured obligations of the Company and rank equally with all other unsecured and unsubordinated indebtedness of the Company.

     Interest on the Exchange Notes will be payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2001 (each an "Interest Payment Date"), to the persons in whose names the Exchange Notes are registered at the close of business on the March 1 or September 1, as the case may be, immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, maturity date or redemption date is a Legal Holiday in New York, New York, the required payment will be made on the next succeeding day that is not a Legal Holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next succeeding day. "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York are not required to be open.

     The Company may "reopen" any series of Debt Securities and issue additional securities of that series without the consent of the holders of that series.

2004 EXCHANGE NOTES

     The 2004 Exchange Notes initially will be limited to $500,000,000 aggregate principal amount. Subject to adjustment as described below, the 2004 Exchange Notes will bear interest at the rate of 5 7/8% per annum from and including March 30, 2001, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The 2004 Exchange Notes will mature and the principal amount will be payable on March 15, 2004. The 2004 Exchange Notes will not have the benefit of any sinking fund.

2006 EXCHANGE NOTES

     The 2006 Exchange Notes initially will be limited to $1,000,000,000 aggregate principal amount. Subject to adjustment as described below, the 2006 Exchange Notes will bear interest at the rate of 6 1/4% per annum from and including March 30, 2001, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The 2006 Exchange Notes will mature and the principal amount will be payable on March 15, 2006. The 2006 Exchange Notes will not have the benefit of any sinking fund.

2011 EXCHANGE NOTES

     The 2011 Exchange Notes initially will be limited to $1,500,000,000 aggregate principal amount. Subject to adjustment as described below, the 2011 Exchange Notes will bear interest at the rate of 6.70% per annum from and including March 30, 2001, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The 2011 Exchange Notes will mature and the principal amount will be payable on March 15, 2011. The 2011 Exchange Notes will not have the benefit of any sinking fund.

INTEREST RATE ADJUSTMENT

     At any time on or after March 27, 2001, to and including March 15, 2006, the interest rate payable on each series of Exchange Notes will be subject to adjustment from time to time if either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc. ("S&P") downgrades the rating ascribed to the Exchange Notes as set forth below.

     (a) If the rating from Moody's is decreased to a rating set out below, the interest rate will increase from the rate set forth on the cover page of this prospectus for each series of Exchange Notes by the percentage set opposite that rating:

RATING                                                        PERCENTAGE
------                                                        ----------
Baa1........................................................      .25%
Baa2........................................................      .50%
Baa3........................................................      .75%
Ba1.........................................................     1.00%

     (b) If the rating from S&P is decreased to a rating set out below, the interest rate will increase from the rate set forth on the cover page of this prospectus for each series of Exchange Notes by the percentage set opposite that rating:

RATING                                                        PERCENTAGE
------                                                        ----------
BBB+........................................................      .25%
BBB.........................................................      .50%
BBB-........................................................      .75%
BB+.........................................................     1.00%

Each adjustment required by any decrease in rating above, whether occasioned by the action of Moody's or S&P, shall be made independent of any and all other adjustments. If Moody's or S&P subsequently increases its ratings of the Exchange Notes to any of the thresholds set forth above, the interest rate on each series of Exchange Notes will be readjusted downwards to the percentage set forth opposite such ratings threshold above, provided that in no event shall (a) the interest rate for any series of Exchange Notes be reduced to below the interest rate set forth for such series on the cover page of this prospectus, and (b) the total increase in the interest rate on any series of Exchange Notes exceeds 2.00%.

     Any interest rate increase or decrease, as described herein, will take effect from the first day of the interest period during which a ratings change requires an adjustment in the interest rate. In the case of the 2011 Exchange Notes, the interest rate in effect on March 15, 2006 for such Exchange Notes will, thereafter, become the effective interest rate until maturity of the 2011 Exchange Notes.

PAYMENT

     Holders of certificated Exchange Notes must surrender the Exchange Notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated Exchange Notes will be payable at the office of the paying agent maintained for such purpose or, at the option of the Company, payment of principal and interest may be made by check mailed to a holder's registered address.

     Payment of principal of and interest and premium, if any, on any Exchange Notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the "Global Notes") will be made to Cede & Co., the nominee for The Depository Trust Company ("DTC"), as the registered owner of the Global Notes by wire transfer of immediately available funds as described in "-- Book-Entry Only; Delivery and Form". Initially, the Trustee will act as paying agent for the Exchange Notes.

     The principal of and interest and premium, if any, on the Exchange Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Exchange Notes may be presented for registration of transfer or exchange at the office of the registrar for the Exchange Notes or at any other office or agency maintained by the Company or the registrar for such purpose. Initially, the Trustee will act as registrar for the Exchange Notes.

OPTIONAL REDEMPTION

     The 2006 Exchange Notes and 2011 Exchange Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent (as defined herein), of the present values of the principal amount of the Exchange Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Exchange Notes to be redeemed, exclusive of interest accrued to the redemption date (the "Remaining Life"), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined herein) plus 25 basis points in the case of the 2006 Exchange Notes and 30 basis points in the case of the 2011 Exchange Notes, plus, in both cases, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all of the Exchange Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Exchange Notes (or such portion thereof) called for redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

     "Reference Treasury Dealer" means each of Chase Securities Inc. and Salomon Smith Barney Inc., and their successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     The Company may at any time, and from time to time, purchase the Exchange Notes at any price or prices in the open market or otherwise.

BOOK-ENTRY ONLY; DELIVERY AND FORM

     The statements set forth below include summaries of certain rules and operating procedures of DTC that will affect transfers of interests in the Global Notes.

     The Exchange Notes of each series will be issued initially in the form of one or more Global Notes in registered form without interest coupons, which will be deposited with the Trustee (in such capacity, the "Custodian") for, and registered in the name of Cede & Co., as nominee of, DTC.

     Investors may hold their interests in the Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system.

     Transfers between participants in DTC (the "Participants") will be effected in the ordinary way in accordance with DTC rules.

     Persons who are not Participants may beneficially own interests in the Global Notes only through Participants or Indirect Participants (as defined below). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Notes, Cede & Co. will be considered the sole holder of such Exchange Notes for all purposes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names, will not receive and will not be entitled to receive physical delivery of individual certificates and will not be considered the holders thereof.

     Payment of principal and of interest and premium, if any, on the Global Notes will be made to Cede & Co., the nominee for DTC, as the registered owner of the Global Notes by wire transfer of immediately available funds. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company has been informed by DTC that upon receipt of any payment of principal of or interest or premium, if any, on the Global Notes, DTC will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Notes as shown on the records of DTC. Payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be the responsibility of such Participants, as is the case with securities held by broker-dealers, either directly or through nominees, for the accounts of customers and registered in "street name."

     Because DTC can act only on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     So long as the Exchange Notes are represented by Global Notes and such Global Notes are held on behalf of DTC or any other clearing system, such clearing system or its nominee will be considered the sole holder of the Exchange Notes represented by the Global Notes for all purposes under the Indenture, including, without limitation, obtaining consents and waivers thereunder, and neither the Trustee nor the Company will be affected by any notice to the contrary. Neither the Trustee nor the Company will have any responsibility or obligation with respect to the accuracy of any records maintained by any clearing system or any participant of such clearing system. The clearing systems will take actions on behalf of their participants (and any such participant will take actions on behalf of any Indirect Participant) in accordance with their standard procedures. To the extent that any clearing system acts upon the direction of the holders of the beneficial interests in the Global Notes and such beneficial holders give conflicting instructions, the applicable clearing system may take conflicting actions in accordance with such instructions.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Participants and only in respect of the principal amount of the Exchange Notes represented by the Global Notes as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for the physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

INDIVIDUAL SECURITIES

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, if there will have occurred and be continuing an Event of Default (as described below) with respect to the Exchange Notes or if the Company has determined not to have the Exchange Notes represented by Global Notes, the Company will issue individual Exchange Notes in certificated, definitive registered form in exchange for all, but not less than all, of the Global Notes.

     The holder of each individual Exchange Note in certificated form may transfer or exchange such Exchange Note by surrendering it at the office of the Trustee. Prior to any proposed transfer of individual Exchange Notes in certificated form, the holder may be required to provide certifications and other documentation relating to the manner of such transfer and submit such certifications and other documentation to the Trustee as described under "-- Book-Entry Only; Delivery and Form" above.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Exchange Notes represented by the Global Notes will be made in immediately available funds. All payments of principal of and interest and premium, if any, on the Exchange Notes will be made by the Company in immediately available funds.

     The Exchange Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Exchange Notes will therefore be required by DTC to settle in immediately available funds.

RESTRICTIVE COVENANTS

     Each of the following restrictive covenants will be applicable to each series of Exchange Notes.

     Limitation On Liens. The Indenture provides with respect to each series of Debt Securities that, unless the terms of such series of Debt Securities provide otherwise, the Company will not create or assume, or permit any Restricted Subsidiary to create or assume, any mortgage, pledge, security interest or lien ("Mortgage") of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, unless the Debt Securities of such series are secured by such Mortgage equally and ratably with all other indebtedness thereby secured. Such covenant does not apply to (a) Mortgages on any Principal Property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed contemporaneously with such acquisition, construction or improvement or within 120 days after the latest of the acquisition, completion of construction (including any improvement on any existing property) or commencement of commercial operation of such property, (c) Mortgages on any Principal Property or shares of stock or indebtedness acquired from a corporation merged with or into the Company or a Restricted Subsidiary, (d) Mortgages on any Principal Property to secure indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary, (e) Mortgages on any Principal Property in favor of the United States of America or any State thereof or The Commonwealth of Puerto Rico or any political subdivision thereof to secure progress or other payments or to secure indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property (including Mortgages incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings), (f) Mortgages existing on the date of the Indenture and (g) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (f), inclusive. (Section 3.6)

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the Debt Securities of any series, create or assume Mortgages (which would otherwise be subject to the foregoing restrictions) securing indebtedness in an aggregate amount which, together with all other Exempted Debt (as defined) of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company's consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets). (Section 3.6)

     Sale And Lease-Back Transactions. The Indenture provides with respect to each series of Debt Securities that, unless the terms of such series of Debt Securities provide otherwise, Sale and Lease-Back Transactions (as defined) by the Company or any Restricted Subsidiary of any Principal Property are prohibited except in the event that (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property to be leased equal in amount to the Attributable Debt (as defined) with respect to such Sale and Lease-Back Transaction without equally or ratably securing the Debt Securities of such series; or (b) the Company applies an amount equal to the fair value of the property sold to the purchase of Principal Property or to the retirement of Long-Term Indebtedness (as defined) of the Company within 120 days of the effective date of any such Sale and Lease-Back Transaction. In lieu of applying such amount to such retirement the Company may deliver Debt Securities to the Trustee for cancellation, such Debt Securities to be credited at the cost thereof to the Company. (Section 3.7)

     Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (which would otherwise be subject to the foregoing restrictions) as long as the Attributable Debt resulting from such Sale and Lease-Back Transaction, together with all other Exempted

Debt of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company's consolidated net tangible assets. (Section 3.7)

     The term "Principal Property" means the Company's principal office building and each manufacturing plant or research facility located within the territorial limits of the States of the United States of America or The Commonwealth of Puerto Rico (but not within any other territorial possession) of the Company or a Subsidiary except such as the Board of Directors by resolution reasonably determines (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its consolidated Subsidiaries taken as a whole) not to be a Principal Property. (Section 1.01)

     The term "Subsidiary" means any corporation (other than Immunex Corporation) the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation are at the time owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, other than a Subsidiary which is engaged primarily in financing receivables, making loans, extending credit, providing financing from foreign sources or other activities of a character conducted by a finance company. The term "Restricted Subsidiary" means any Subsidiary which owns a Principal Property. (Section 1.01)

     Consolidation, Merger and Sale Of Assets. The Company may not consolidate with, merge into, or sell or convey its property and assets substantially as an entirety to another entity unless the successor entity assumes all the obligations of the Company under the Indenture and the Debt Securities and after giving effect thereto, no default or Event of Default shall have occurred and be continuing and such successor entity shall be incorporated under the laws of the United States or any State. Thereafter, except in the case of a conveyance by way of lease, all such obligations of the Company shall terminate. (Section 9.1) The Indenture further provides with respect to each series of Debt Securities that, unless the terms of such series of Debt Securities provide otherwise, the Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with another corporation, or sell all or substantially all of its assets to another corporation for a consideration other than the fair value thereof in cash, if such other corporation has outstanding obligations secured by a mortgage which, after such transaction, would extend to any Principal Property owned by the Company or such Restricted Subsidiary prior to such transaction, unless the Company or such Restricted Subsidiary shall have effectively provided that the Debt Securities of such series will be secured by a mortgage which, upon completion of the aforesaid transaction, will rank prior to such mortgage of such other corporation on any Principal Property. (Section 3.6)

     The provisions of the Indenture do not afford holders of the Exchange Notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Exchange Notes.

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series is defined under the Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 90 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or the Indenture; (d) certain events of bankruptcy, insolvency or reorganization; or (e) any other Event of Default provided for in the Debt Securities of such series or in the supplemental indenture creating such Debt Securities. (Section 5.1) There are no additional Events of Default contained in the Exchange Notes or the Supplemental Indenture creating the Exchange Notes.

     The Indenture provides that (i) if an Event of Default described in the foregoing clauses (a), (b), (c) or (e) (if the Event of Default under clause (c) or (e) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of all affected series (treated as one class) then outstanding may then declare the principal of all Debt Securities of all such affected series and interest accrued thereon to be due and payable immediately; and (ii) if an Event of Default described in the foregoing clauses (d), (c) or

(e) (if the Event of Default under clause (c) or (e) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Section 5.1)

     Subject to certain limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 5.9)

     The Indenture provides that no holder of Debt Securities may institute any action under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class). (Section 5.6)

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DEFEASANCE

     The following defeasance and covenant defeasance provisions will be applicable to the Exchange Notes.

     The Indenture provides that, with respect to each series of Debt Securities, unless the terms of such series of Debt Securities provide otherwise, the Company shall be discharged from its obligations under the Debt Securities of such series if the Company irrevocably deposits with the Trustee in trust (i) cash, or (ii) in the case of any series of Debt Securities the payments on which may only be made in Dollars (as defined), U.S. Government Obligations (as defined), maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants to pay when due the principal and interest on all Debt Securities of such series and any mandatory sinking fund payments provided that certain other conditions are met. These conditions include the delivery to the Trustee of an opinion of counsel to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Upon such discharge, the provisions of the Indenture with respect to the Debt Securities of such series shall no longer be in effect except for certain rights, including registration of transfer and exchange of Debt Securities of such series and substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities. (Section 10.1)

     The Company will be released from its obligations with respect to the covenants relating to the limitation on liens and sale and lease-back transactions and the restriction on consolidations, mergers and sale of assets with respect to the Debt Securities on and after the date the conditions set forth below are satisfied ("covenant defeasance"). Covenant defeasance means that, with respect to the outstanding Debt Securities of any series, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation with respect to such provisions of the Indenture and such omission to comply shall not constitute an Event of Default, but the other terms of the Indenture and such Debt Securities shall be unaffected thereby. The following are the conditions to covenant defeasance: (a) the Company has irrevocably deposited or caused to be deposited with the Trustee in trust (i) cash, or (ii) in the case of any series of Debt Securities the payments on which may only be made in Dollars, U.S. Government Obligations maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay when due (A) the principal and interest on all Debt Securities of such series and (B) any mandatory sinking fund payments; (b) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities shall have occurred and be continuing on the date of such deposit; and (c) certain other customary conditions. (Section 10.1)

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the final maturity of the principal of any Debt Security or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due, (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any such modification or (c) modify any of the foregoing provisions except to increase the aforesaid percentage or to provide that other provisions of the Indenture may not be amended or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 8.2)

THE TRUSTEE

     The Trustee, The Chase Manhattan Bank, is the administrative agent and a lending bank under the Company's credit facilities. In addition, one or more affiliates of the Trustee have performed and may continue to perform various commercial banking, investment banking and financial advisory services for the Company. An affiliate of the Trustee was an initial purchaser in the private offering.

EXCHANGE OFFER; REGISTRATION RIGHTS

     On March 30, 2001, we entered into a registration rights agreement with the initial purchasers (the "Registration Rights Agreement") in which we agreed for the benefit of the holders of the outstanding notes to use our reasonable best efforts (i) to file with the SEC within 90 calendar days after the date of issuance of the outstanding notes (the "Closing Date") a registration statement (the "Exchange Offer Registration Statement") concerning the exchange offer and
(ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 calendar days after the Closing Date. Promptly after the Exchange Offer Registration Statement has been declared effective, we will offer to holders of each series of the outstanding notes the opportunity to exchange all their outstanding notes for exchange notes. We will keep the exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to the holders of the outstanding notes but will, in any event, use our reasonable best efforts to cause the exchange offer to be consummated within 210 calendar days of the Closing Date. For each outstanding note validly tendered to us pursuant to the exchange offer, the holder of such outstanding notes will receive an exchange note of the same series having a principal amount equal to the principal amount of the tendered outstanding note. Interest on each exchange note will accrue from the last Interest Payment Date to which interest was paid on the outstanding note surrendered in exchange therefor or, if no interest has been paid on such outstanding note from the date of the original issuance thereof.

     Based on existing interpretations of the Securities Act by the staff of the SEC (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes to be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the outstanding notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its outstanding notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties.

     Each holder of outstanding notes (other than certain specified holders) who wishes to exchange outstanding notes for exchange notes in the exchange offer will be required to represent that (i) it is not our affiliate, (ii) the outstanding notes to be exchanged for exchange notes in the exchange offer were acquired in the ordinary course of its business, and (iii) at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the exchange notes. In addition, in connection with any resale of exchange notes, any broker-dealer who acquired the exchange notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale thereof, with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes for a period of 180 calendar days from the date the Exchange Offer Registration Statement is declared effective but not less than 90 days after the consummation of the exchange offer.

     If: (i) because of any change in law or in currently prevailing interpretations of the Staff, we are not permitted to effect the exchange offer,
(ii) the exchange offer is not consummated within 210 calendar days of the Closing Date, (iii) in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate within the meaning of the Securities Act or as a broker-dealer) or (iv) requested by any of the initial purchasers within 90 days after the consummation of the exchange offer with respect to outstanding notes acquired by them directly from us, then in each case we will (x) promptly deliver to the holders written notice thereof and (y) at our sole expense, (a) as promptly as practicable (but in no event more than 45 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement covering resales of such outstanding notes (the "Shelf Registration Statement"), (b) use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the Closing Date or such time as all of the applicable outstanding notes have been sold thereunder. We will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder that sells outstanding notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the Shelf Registration Statement holders who do not deliver such information to us.

     If we fail to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then a special interest premium (the "Special Interest Premium") will become payable in respect of the outstanding notes.

     If: (i) the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 90th calendar day following the Closing Date, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 180th calendar day following the Closing Date, or (iii) the exchange offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 210th calendar day following the Closing Date, the Special Interest Premium will accrue in respect of the outstanding notes from and including the next calendar day following each of (a) such 90-day period in the case of clause (i) above, (b) such 180-day period in the case of clause (ii) above, and (c) such 210-day period in the case of clause (iii) above, in each case at a rate equal to .25% per annum. The aggregate amount of the Special Interest Premium in respect of each of the outstanding notes payable pursuant to the above provisions will in no event exceed .25% per annum and provided, further, that if the Exchange Offer Registration Statement is not declared effective on or prior to the 210th calendar day following the Closing Date and we request holders of the outstanding notes to provide the information called for by the Registration Rights Agreement referred to herein for inclusion in the Shelf Registration Statement, the outstanding notes owned by holders who do not deliver such information to us when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate for any day after the 210th day following the Closing Date. Upon (1) the filing of an Exchange Offer Registration Statement after the 90-day period described in clause (i) above, (2) the effectiveness of the Exchange Offer Registration Statement after the 180-day period described in clause (ii) above or (3) the consummation of the exchange offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 210-day period described in clause
(iii) above, the interest rate on the outstanding notes from the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this prospectus for the outstanding notes.

     If a Shelf Registration Statement is declared effective pursuant to the foregoing paragraphs, and if we fail to keep such Shelf Registration Statement continuously (x) effective or (y) useable for resales for the period required by the Registration Rights Agreement due to certain circumstances relating to pending corporate developments, public filings with the SEC and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive) in any twelve-month period (the 61st day being referred to as the "Default Day"), then from the Default Day until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective or is usable, (ii) the date that is the second anniversary of the Closing Date (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period), or (iii) the date as of which all of the outstanding notes are sold pursuant to the Shelf Registration Statement, the Special Interest Premium in respect of the outstanding notes will accrue at a rate equal to .25% per annum.

     If we fail to keep the Shelf Registration Statement continuously effective or useable for resales pursuant to the preceding paragraph, we will give the holders notice to suspend the sale of the outstanding notes and will extend the relevant period referred to above during which we are required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in an Exchange Offer Registration Statement in connection with the resale of exchange notes) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders will have received copies of the supplemented or amended prospectus necessary to permit resales of the notes or to and including the date on which we have given notice that the sale of the outstanding notes may be resumed, as the case may be.

     The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. In addition, the information set forth above concerning certain interpretations and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences for beneficial owners of exchange notes that hold the outstanding notes as capital assets as of the date of this prospectus and that are United States persons under the Internal Revenue Code. Under the Internal Revenue Code, you are a United States person if you are:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source;

     - a trust if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions; or

     - a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

     - a dealer in securities or currencies;

     - a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

     - a financial institution;

     - an insurance company;

     - a tax-exempt organization;

     - a person liable for alternative minimum tax;

     - a person holding exchange notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle; or

     - a United States person whose "functional currency" is not the United States dollar.

     We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary.

     If a partnership holds our exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our exchange notes, you should consult your tax advisor.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES OF THE EXCHANGE

     The exchange of the outstanding notes for the exchange notes in the exchange offer, see "The Exchange Offer" on page 12, will not constitute a taxable event to you. Consequently, (1) you will not realize any gain or loss upon receipt of an exchange note; (2) the holding period of the exchange note will include the holding period of the outstanding note exchanged for the exchange note; and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the outstanding note exchanged for the exchange note immediately before the exchange.

PAYMENT OF INTEREST

     You will be taxed on the interest on an exchange note as ordinary income at the time you receive the interest or when it accrues in accordance with the method of accounting that you use for United States federal income tax purposes.

MARKET DISCOUNT

     If you purchased an outstanding note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the exchange note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the exchange note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

AMORTIZABLE BOND PREMIUM

     If you purchased an outstanding note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a "premium". You generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the exchange note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

     When you sell, exchange or retire an exchange note, you will recognize gain or loss equal to the difference between the amount you receive (less any accrued interest you have not previously included in income, which will be taxable as such) and your adjusted tax basis in the exchange note. Your gain or loss realized on the sale, exchange or retirement of an exchange note will generally be treated as United States source capital gain or loss, and, except as described above with respect to market discount, will be long-term capital gain or loss if at the time of the sale, exchange or retirement of an exchange note, you have held the exchange note for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, unless you are an exempt recipient such as a corporation, information reporting will apply to principal and interest payments that we make to you and to the proceeds from the sale of your exchange notes. Backup withholding at a 31% rate will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or if you are notified by the Internal Revenue Service that you have failed to report in full dividend and interest income required to be shown on your federal income tax returns.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of up to 180 calendar days from the date the registration statement of which this prospectus is a part is declared effective but not less than 90 days after the consummation of the exchange offer.

     We will not receive any proceeds from any sales of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes, and any commissions or concessions received by any of those persons, may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver any by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The exchange notes are a new issue of securities, and there is currently no established trading market for the exchange notes. The initial purchasers for the offering of the outstanding notes have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the exchange notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of the outstanding notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act. In the SEC's view, indemnification of certain liabilities arising under the Securities Act is contrary to the federal securities laws and therefore unenforceable. We have not entered into any arrangements or understandings with any person to distribute the exchange notes to be received in the exchange offer.

                                 LEGAL MATTERS

     Certain legal matters with respect to the exchange offer will be passed upon for us by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and incorporated by reference herein. The financial statements referred to above are incorporated by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $3,000,000,000
                       AMERICAN HOME PRODUCTS CORPORATION
      OFFER TO EXCHANGE ALL OUTSTANDING $500,000,000 5 7/8% NOTES DUE 2004
                                      FOR
                       $500,000,000 5 7/8% NOTES DUE 2004
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
     OFFER TO EXCHANGE ALL OUTSTANDING $1,000,000,000 6 1/4% NOTES DUE 2006
                                      FOR
                      $1,000,000,000 6 1/4% NOTES DUE 2006
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      AND
     OFFER TO EXCHANGE ALL OUTSTANDING $1,500,000,000 6.70% NOTES DUE 2011
                                      FOR
                      $1,500,000,000 6.70% NOTES DUE 2011
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Nine of the Registrant's Restated Certificate of Incorporation provides for the elimination of personal momentary liabilities of directors of the Registrant for breaches of certain of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "GCL"). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director's fiduciary duty as a director. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

     Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Registrant's By-laws provide that the Registrant is authorized to provide indemnification and to advance expenses to each person (and heirs and legal representatives of such person) who serves or has served as a director, officer or employee of the Registrant or of any other corporation or entity of which the Registrant is or was a stockholder, creditor or otherwise interested against all liability and reasonable expense incurred by or imposed in connection with any claim, action, suit or proceeding in which he may become involved as a party or otherwise by reason of acts or omissions in his capacity as and while a director, officer or employee of the Registrant or such other corporation or entity, provided that such person is wholly successful with respect to the claim, action, suit or proceeding and unless the Board of Directors of the Registrant determines that such person did not meet the standard of conduct required in the By-laws.

     The Registrant maintains directors' and officers' liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
  4.1     Indenture, dated as of April 10, 1992, between American Home
          Products Corporation and Manufacturers Hanover Trust
          Company, as trustee (incorporated by reference to Exhibit
          4-a to the Registrant's Registration Statement on Form S-3
          (File No. 33-57339), filed on January 18, 1995).
  4.2     Supplemental Indenture, dated as of October 13, 1992,
          between American Home Products Corporation and Chemical
          Bank, as trustee (incorporated by reference to Exhibit 4-b to the Registrant's Registration Statement on Form S-3 (File
          No. 33-57339), filed on January 18, 1995).
  4.3     Second Supplemental Indenture, dated as of March 30, 2001, between American Home Products Corporation and The Chase
          Manhattan Bank (successor to Manufacturers Hanover Trust
          Company), as trustee (filed herewith).
  4.4     Exchange and Registration Rights Agreement, dated as of
          March 30, 2001, among American Home Products Corporation and the Initial Purchasers named therein (filed herewith).
  5.1     Opinion of Simpson Thacher & Bartlett, as to legality of the exchange notes (filed herewith).
 12.1     Computation of Ratio of Earnings to Fixed Charges
          (incorporated by reference to Exhibit 12 to the Registrant's
          Annual Report on Form 10-K, filed on March 16, 2001).
 23.1     Consent of Arthur Andersen LLP (filed herewith).
 23.2     Consent of Simpson Thacher & Bartlett (included in Exhibit
          5.1).
 24.1     Power of Attorney of American Home Products Corporation
          (filed herewith).
 25.1     Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939, as amended, of The Chase
          Manhattan Bank, as trustee (filed herewith).
 99.1     Form of Letter of Transmittal (filed herewith).
 99.2     Form of Notice of Guaranteed Delivery (filed herewith).

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Madison, County of Morris and State of New Jersey, on this 27th day of April, 2001.

                                          AMERICAN HOME PRODUCTS CORPORATION

                                          By: /s/ JACK M. O'CONNOR
                                            ------------------------------------
                                            Name: Jack M. O'Connor
                                            Title: Vice President & Treasurer

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   CAPACITY                      DATE
                     ---------                                   --------                      ----
Principal Executive Officer:

                         *                           Chairman of the Board and Chief      April 27, 2001
---------------------------------------------------    Executive Officer
                (John R. Stafford)

Principal Operating Officer:

                         *                           President and Chief Operating        April 27, 2001
---------------------------------------------------    Officer
                  (Robert Essner)

Principal Financial Officer:

                         *                           Senior Vice President and Chief      April 27, 2001
---------------------------------------------------    Financial Officer
                (Kenneth J. Martin)

Principal Accounting Officer:

                         *                           Vice President and Comptroller       April 27, 2001
---------------------------------------------------
                  (Paul J. Jones)

Directors:

                         *                           Director                             April 27, 2001
---------------------------------------------------
           (Clifford L. Alexander, Jr.)

                         *                           Director                             April 27, 2001
---------------------------------------------------
              (Frank A. Bennack, Jr.)

                         *                           Director                             April 27, 2001
---------------------------------------------------
               (Richard L. Carrion)

                         *                           Director                             April 27, 2001
---------------------------------------------------
                 (John D. Feerick)

                         *                           Director                             April 27, 2001
---------------------------------------------------
                (John P. Mascotte)

                     SIGNATURE                                   CAPACITY                      DATE
                     ---------                                   --------                      ----
                         *                           Director                             April 27, 2001
---------------------------------------------------
                 (Mary Lake Polan)

                         *                           Director                             April 27, 2001
---------------------------------------------------
               (Ivan G. Seidenberg)

                         *                           Director                             April 27, 2001
---------------------------------------------------
                (Walter V. Shipley)

                         *                           Director                             April 27, 2001
---------------------------------------------------
               (John R. Torell III)

* By Power of Attorney

               /s/ JACK M. O'CONNOR                  Attorney-in-Fact                     April 27, 2001
---------------------------------------------------
                (Jack M. O'Connor)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   4.1    Indenture, dated as of April 10, 1992, between American Home
          Products Corporation and Manufacturers Hanover Trust
          Company, as trustee (incorporated by reference to Exhibit
          4-a to the Registrant's Registration Statement on Form S-3
          (File No. 33-57339), filed on January 18, 1995).
   4.2    Supplemental Indenture, dated as of October 13, 1992,
          between American Home Products Corporation and Chemical
          Bank, as trustee (incorporated by reference to Exhibit 4-b to the Registrant's Registration Statement on Form S-3 (File
          No. 33-57339), filed on January 18, 1995).
   4.3    Second Supplemental Indenture, dated as of March 30, 2001, between American Home Products Corporation and The Chase
          Manhattan Bank (successor to Manufacturers Hanover Trust
          Company), as trustee (filed herewith).
   4.4    Exchange and Registration Rights Agreement, dated as of
          March 30, 2001, among American Home Products Corporation and the Initial Purchasers named therein (filed herewith).
   5.1    Opinion of Simpson Thacher & Bartlett, as to legality of the exchange notes (filed herewith).
  12.1    Computation of Ratio of Earnings to Fixed Charges
          (incorporated by reference to Exhibit 12 to the Registrant's
          Annual Report on Form 10-K, filed on March 16, 2001).
  23.1    Consent of Arthur Andersen LLP (filed herewith).
  23.2    Consent of Simpson Thacher & Bartlett (included in Exhibit
          5.1).
  24.1    Power of Attorney of American Home Products Corporation
          (filed herewith).
  25.1    Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939, as amended, of The Chase
          Manhattan Bank, as trustee (filed herewith).
  99.1    Form of Letter of Transmittal (filed herewith).
  99.2    Form of Notice of Guaranteed Delivery (filed herewith).